UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 13, 2014

VAIL RESORTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-09614	51-0291762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 404-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On March 13, 2014, we amended and restated our senior credit facility.  As part of this amendment and restatement, Vail Holdings, Inc. (“VHI”), a wholly-owned subsidiary of Vail Resorts, Inc. (the “Company”), assumed the rights and obligations of The Vail Corporation, the former borrower under the senior credit facility.  The Company continues to be a guarantor under the amended credit facility.

Key modifications to the senior credit facility included, among other things, the extension of the maturity on the revolving credit facility from January 2016 to March 2019; decreased grid pricing for interest rate margins (under the amended credit facility, currently at LIBOR plus 1.50%) and commitment fees (under the amended credit facility, currently at 0.30%); increased letter of credit availability (under the amended credit facility, to $200 million); increased swing line loan availability (under the amended credit facility, to $75 million); and the expansion of baskets for improved flexibility in the Company’s ability to incur debt, pay, prepay, redeem and repurchase unsecured debt, dispose of assets, and make investments and distributions.  In addition, under the amended credit facility and subject to VHI meeting all compliance restrictions, VHI has the ability to increase availability (under the revolver or in the form of term loans) to an aggregate amount not to exceed the greater of (i) $700 million and (ii) the product of 2.75 and the trailing twelve-month Adjusted EBITDA, as defined in the Credit Agreement.

The amended credit facility is now referred to as the Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) among VHI, Bank of America, N.A., as administrative agent (the “Agent”), U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, BBVA Compass, as documentation agent, Merrill Lynch Pierce, Fenner & Smith Incorporated and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, Wells Fargo Securities, LLC, as joint lead arranger, and the Lenders party thereto, and consists of a $400 million revolving credit facility.  VHI’s obligations under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries and are collateralized by a pledge of all of the capital stock of VHI and substantially all of its subsidiaries (with certain additional exceptions for the pledge of the capital stock of foreign subsidiaries).  The proceeds of loans made under the Credit Agreement may be used to fund the Company’s working capital needs, capital expenditures, acquisitions, investments and other general corporate purposes, including the issuance of letters of credit.  The Credit Agreement matures March 2019.  Borrowings under the Credit Agreement bear interest annually at a rate of (i) LIBOR plus a margin or (ii) the Agent’s prime lending rate plus a margin.  Interest rate margins may fluctuate based upon the ratio of the Company’s Net Funded Debt to Adjusted EBITDA on a trailing four-quarter basis.  The Credit Agreement also includes a quarterly unused commitment fee, which is equal to a percentage determined by the Net Funded Debt to Adjusted EBITDA ratio, as each such term is defined in the Credit Agreement, times the daily amount by which the Credit Agreement commitment exceeds the total of outstanding loans and outstanding letters of credit.  The unused amounts are accessible to the extent that the Net Funded Debt to Adjusted EBITDA ratio does not exceed the maximum ratio allowed at quarter-ends and the Adjusted EBITDA to interest on Funded Debt (as defined in the Credit Agreement) ratio does not fall below the minimum ratio allowed at quarter-ends.  The Credit Agreement provides for affirmative and negative covenants that restrict, among other things, the Company’s ability to incur indebtedness, dispose of assets, make capital expenditures, make distributions and make investments.  In addition, the Credit Agreement includes the following restrictive financial covenants: Net Funded Debt to Adjusted EBITDA ratio and Adjusted EBITDA to interest on Funded Debt ratio.

The foregoing description of the Credit Agreement is qualified in its entirety by the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this current report.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is filed herewith:

Exhibit No.	Description

10.1

Sixth Amended and Restated Credit Agreement, dated as of March 13, 2014, among Vail Holdings, Inc., as borrower, Bank of America, N.A., as administrative agent, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, BBVA Compass, as documentation agent, Merrill Lynch Pierce, Fenner & Smith Incorporated and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, Wells Fargo Securities, LLC, as joint lead arranger, and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.

Date: March 18, 2014	By:	/s/ Michael Z. Barkin
	Name:	Michael Z. Barkin
	Title:	Executive Vice President and Chief
Financial Officer